Exhibit 99.1

Parent of CFBank,  NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 15, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CENTRAL FEDERAL CORPORATION CHANGES 2020 ANNUAL MEETING OF STOCKHOLDERS TO VIRTUAL MEETING FORMAT

Columbus, Ohio – May 15, 2020 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced that its 2020 Annual Meeting of Stockholders, scheduled for Wednesday, May 27, 2020 at 10:00 a.m., EDT (the “Annual Meeting”), will be held in a virtual meeting format only instead of the previous announced in-person meeting.  The change was made to support the health and well-being of the Company’s stockholders, employees and their families in light of the public health impact of the coronavirus (COVID-19) pandemic.

Information About the Virtual Annual Meeting

The Annual Meeting will be conducted virtually via webcast. Stockholders will be able to attend and participate in the meeting online, vote their shares electronically and submit questions prior to and during the Annual Meeting by visiting, and following the instructions available on, the virtual meeting website at:

www.virtualshareholdermeeting.com/CFBK2020

As described in the proxy materials for the Annual Meeting, stockholders of the Company are entitled to participate in the Annual Meeting if they were stockholders of record as of the close of business on April 13, 2020, the record date for the Annual Meeting, or they hold a legal proxy from their bank or broker.  To participate in the Annual Meeting, stockholders will need the 16-digit control number included on their proxy cards.

The Company’s Proxy Statement for the Annual Meeting, the form of proxy card and the Company’s 2019 Annual Report to Stockholders are available at http://CFBankonline.com.

Stockholders are urged to submit their proxies or votes in advance of the meeting using one of the available methods described in the proxy materials for the Annual Meeting.  Stockholders should review the proxy materials prior to voting.  Stockholders who have questions or require assistance in voting their shares should call the Company’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 1-888-742-1305.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron- as well as its two branch locations in Columbiana County, Ohio.  Also, in March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com